Exhibit 99

For Immediate Release
UniFirst Corporation
68 Jonspin Road
Wilmington, MA 01887
Phone: 978- 658-8888
October 22, 2014	Fax: 978-988-0659
CONTACT: Steven S. Sintros, Senior Vice President & CFO	Email: ssintros@UniFirst.com

UNIFIRST ANNOUNCES FINANCIAL RESULTS FOR THE FOURTH QUARTER AND FULL YEAR OF FISCAL 2014

Wilmington, MA (October 22, 2014) -- UniFirst Corporation (NYSE: UNF) today announced results for its fourth quarter and full year ended August 30, 2014. Fourth quarter revenues were $352.0 million, down 0.3% from $352.9 million in the year ago period. Net income for the quarter was $28.9 million ($1.43 per diluted share), down 5.5% from $30.6 million ($1.52 per diluted share) reported a year earlier. Full year revenues were $1.395 billion, up 2.9% from fiscal 2013. Full year net income was $119.9 million ($5.95 per diluted share), up 2.8% from $116.7 million ($5.81 per diluted share) reported in the prior year.

As a reminder, fiscal 2014 was a 52 week year compared to fiscal 2013, which included 53 weeks. The extra week a year ago was included in fiscal 2013’s fourth quarter. Excluding the estimated impact of the extra week, fourth quarter revenues and income from operations both increased 7.4% and full year revenues and income from operations increased 4.8% and 5.7%, respectively.

Net income, excluding the estimated impact of the extra week, increased in the quarter and full year by 1.7% and 4.7%, respectively. The comparison of net income in the quarter was impacted by a higher effective income tax rate of 39.4% compared to 36.5% in the fourth quarter of fiscal 2013. This increase was due to a change in the mix of jurisdictional earnings as well as the impact of certain refunds and credits recognized in the fourth quarter of fiscal 2013.

Ronald D. Croatti, UniFirst President and Chief Executive Officer said, “We are very pleased to be reporting another record year of revenues and profits. Our Core Laundry Operations had a strong year, setting a new level of achievement for sales as well as improving customer retention. These accomplishments are the direct result of the teamwork and dedication of our thousands of employees across North America, Central America and Europe.”

Revenues in the Core Laundry Operations for the fourth quarter of fiscal 2014 were $321.0 million, up 0.2% from those reported in the prior year’s fourth quarter. Excluding the negative impact of the weaker Canadian dollar and the extra week, as well as the positive contributions from acquisitions, the Core Laundry Operations’ revenues grew 7.5% for the quarter. During the quarter, income from operations for this segment, excluding the effect of the extra week, increased 8.9% and operating profit margins increased slightly to 14.3% from 14.2% a year ago. The positive impact on margins from the quarter’s strong revenue growth, excluding the extra week, was partially offset by higher legal costs compared to a year ago.

Revenues for the Specialty Garments segment for the fourth quarter, which consists of nuclear decontamination and cleanroom operations, were $19.0 million, down 4.4% from $19.9 million in the fourth quarter of fiscal 2013. This segment’s income from operations for the quarter was $0.1 million compared to $1.0 million in the fourth quarter of fiscal 2013. Less project-based revenues from this segment’s U.S. and Canadian nuclear business was responsible for these shortfalls compared to the prior year.

UniFirst continues to maintain a solid balance sheet and financial position. We ended the fiscal year with essentially no long-term debt and cash and cash equivalents of $191.8 million, down from $197.5 million at the end of fiscal 2013. The change in cash levels during the year was affected by the Company’s repayment of $100.0 million in private placement notes that came due in September 2013.

Outlook

Mr. Croatti continued, “We believe that we will continue producing solid results for our shareholders in fiscal 2015, despite anticipated increases in merchandise amortization and costs related to healthcare. We expect fiscal 2015 revenues to be between $1.450 billion and $1.470 billion and full year EPS to be in the range of $5.75 and $6.00.” This guidance assumes no deterioration of current economic conditions in the geographies that we service.

Conference Call Information

UniFirst will hold a conference call today at 10:00 a.m. (ET) to discuss its quarterly financial results, business highlights and outlook. A simultaneous live webcast of the call will be available over the Internet and can be accessed at www.unifirst.com.

About UniFirst Corporation

UniFirst Corporation is one of the largest providers of workplace uniforms, protective clothing, and facility services products in North America. The Company employs approximately 12,000 Team Partners who serve more than 260,000 customer locations in 45 U.S. states, Canada, and Europe from over 200 customer service, distribution, and manufacturing facilities. UniFirst is a publicly held company traded on the New York Stock Exchange under the symbol UNF and is a component of the Standard & Poor's 600 Small Cap Index.

Forward Looking Statements

This public announcement contains forward looking statements that reflect the Company’s current views with respect to future events and financial performance, including projected revenues and earnings per share. Forward looking statements contained in this public announcement are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995 and are highly dependent upon a variety of important factors that could cause actual results to differ materially from those reflected in such forward looking statements. Such factors include, but are not limited to, uncertainties regarding the Company’s ability to consummate and successfully integrate acquired businesses, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, any adverse outcome of pending or future contingencies or claims, including suits relating to the New England Compounding Center matter, the Company’s ability to compete successfully without any significant degradation in its margin rates, seasonal fluctuations in business levels, our ability to preserve positive labor relationships and avoid becoming the target of corporate labor unionization campaigns that could disrupt our business, the effect of currency fluctuations on our results of operations and financial condition, our dependence on third parties to supply us with raw materials, any loss of key management or other personnel, increased costs as a result of any future changes in federal or state laws, rules and regulations or governmental interpretation of such laws, rules and regulations, uncertainties regarding the price levels of natural gas, electricity, fuel and labor, the impact of turbulent economic conditions and the current tight credit markets on our customers and such customers’ workforce, the level and duration of workforce reductions by our customers, the continuing increase in domestic healthcare costs, including the ultimate impact of the Affordable Care Act, demand and prices for our products and services, rampant criminal activity and instability in Mexico where our principal garment manufacturing plants are located, our ability to properly and efficiently design, construct, implement and operate our new CRM computer system, interruptions or failures of our information technology systems, including as a result of cyber-attacks, additional professional and internal costs necessary for compliance with recent and proposed future changes in Securities and Exchange Commission, New York Stock Exchange and accounting rules, strikes and unemployment levels, the Company’s efforts to evaluate and potentially reduce internal costs, economic and other developments associated with the war on terrorism and its impact on the economy, general economic conditions and other factors described under “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended August 31, 2013 and in other filings with the Securities and Exchange Commission. When used in this public announcement, the words “anticipate,” “optimistic,” “believe,” “estimate,” “expect,” “intend,” and similar expressions as they relate to the Company are included to identify such forward looking statements. The Company undertakes no obligation to update any forward looking statements to reflect events or circumstances arising after the date on which such statements are made.

UniFirst Corporation and Subsidiaries

Consolidated Statements of Income

	Thirteen weeks ended August 30,	Fourteen weeks ended August 31,	Fifty-two weeks ended August 30,	Fifty-three weeks ended August 31,
(In thousands, except per share data)	2014 (2)	2013 (2)	2014 (2)	2013

Revenues	$351,988	$352,876	$1,394,897	$1,355,515

Operating expenses:
Cost of revenues (1)	217,965	218,136	858,306	836,174
Selling and administrative expenses (1)	68,086	68,640	271,564	263,531
Depreciation and amortization	18,515	18,542	71,752	69,607
Total operating expenses	304,566	305,318	1,201,622	1,169,312

Income from operations	47,422	47,558	193,275	186,203

Other (income) expense:
Interest expense	239	327	772	1,651
Interest income	(716)	(729)	(3,131)	(3,201)
Foreign exchange loss (gain)	242	(177)	283	144
Total other (income) expense	(235)	(579)	(2,076)	(1,406)

Income before income taxes	47,657	48,137	195,351	187,609
Provision for income taxes	18,785	17,576	75,426	70,924

Net income	$28,872	$30,561	$119,925	$116,685

Income per share – Basic
Common Stock	$1.51	$1.61	$6.29	$6.14
Class B Common Stock	$1.21	$1.29	$5.03	$4.91

Income per share – Diluted
Common Stock	$1.43	$1.52	$5.95	$5.81

Income allocated to – Basic
Common Stock	$22,876	$24,123	$94,849	$91,916
Class B Common Stock	$5,742	$6,033	$23,705	$22,913

Income allocated to – Diluted
Common Stock	$28,631	$30,178	$118,626	$114,927

Weighted average number of shares outstanding – Basic
Common Stock	15,113	15,017	15,080	14,975
Class B Common Stock	4,741	4,694	4,711	4,666

Weighted average number of shares outstanding – Diluted
Common Stock	20,007	19,882	19,939	19,789

(1) Exclusive of depreciation on the Company’s property, plant and equipment and amortization on its intangible assets

(2) Unaudited

UniFirst Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)	August 30, 2014 (1)	August 31, 2013
Assets
Current assets:
Cash and cash equivalents	$191,769	$197,479
Receivables, net	152,523	141,156
Inventories	78,858	74,351
Rental merchandise in service	146,449	132,630
Prepaid and deferred income taxes	13,342	7,099
Prepaid expenses	6,349	8,679

Total current assets	589,290	561,394

Property, plant and equipment:
Land, buildings and leasehold improvements	393,584	376,222
Machinery and equipment	512,842	474,402
Motor vehicles	166,573	153,219

	1,072,999	1,003,843
Less - accumulated depreciation	586,717	546,157
	486,282	457,686

Goodwill	303,648	302,363
Customer contracts and other intangible assets, net	41,477	49,344
Deferred income taxes	1,403	1,417
Other assets	2,061	2,658

	$1,424,161	$1,374,862

Liabilities and shareholders' equity
Current liabilities:
Loans payable and current maturities of long-term debt	$7,704	$111,253
Accounts payable	59,177	45,633
Accrued liabilities	100,818	95,582
Accrued and deferred income taxes	23,342	12,506

Total current liabilities	191,041	264,974

Long-term liabilities:
Long-term debt, net of current maturities	155	155
Accrued liabilities	50,235	45,037
Accrued and deferred income taxes	48,271	51,298

Total long-term liabilities	98,661	96,490

Shareholders' equity:
Common Stock	1,519	1,513
Class B Common Stock	486	487
Capital surplus	59,415	51,445
Retained earnings	1,075,572	958,508
Accumulated other comprehensive (loss) income	(2,533)	1,445

Total shareholders' equity	1,134,459	1,013,398

	$1,424,161	$1,374,862

(1) Unaudited

UniFirst Corporation and Subsidiaries

Detail of Operating Results

Revenues

	Thirteen weeks ended August 30,	Fourteen Weeks ended August 31,	Dollar	Percent
(In thousands, except percentages)	2014 (1)	2013 (1)	Change	Change

Core Laundry Operations	$320,993	$320,447	$546	0.2%
Specialty Garments	19,016	19,884	(868)	-4.4
First Aid	11,979	12,545	(566)	-4.5
Consolidated total	$351,988	$352,876	$(888)	-0.3%

	Fifty-two weeks ended August 30,	Fifty-three Weeks ended August 31,	Dollar	Percent
(In thousands, except percentages)	2014 (1)	2013	Change	Change

Core Laundry Operations	$1,259,485	$1,214,365	$45,120	3.7%
Specialty Garments	91,484	96,688	(5,204)	-5.4
First Aid	43,928	44,462	(534)	-1.2
Consolidated total	$1,394,897	$1,355,515	$39,382	2.9%

Income from Operations

	Thirteen weeks ended August 30,	Fourteen Weeks ended August 31,	Dollar	Percent
(In thousands, except percentages)	2014 (1)	2013 (1)	Change	Change

Core Laundry Operations	$45,937	$45,451	$486	1.1%
Specialty Garments	115	984	(869)	-88.4
First Aid	1,370	1,123	247	22.0
Consolidated total	$47,422	$47,558	$(136)	-0.3%

	Fifty-two weeks ended August 30,	Fifty-three Weeks ended August 31,	Dollar	Percent
(In thousands, except percentages)	2014 (1)	2013	Change	Change

Core Laundry Operations	$182,250	$170,662	$11,588	6.8%
Specialty Garments	7,178	10,539	(3,361)	-31.9
First Aid	3,847	5,002	(1,155)	-23.1
Consolidated total	$193,275	$186,203	$7,072	3.8%

(1) Unaudited

UniFirst Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)	Fifty-two weeks ended August 30, 2014 (1)	Fifty-three weeks ended August 31, 2013
Cash flows from operating activities:
Net income	$119,925	$116,685
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	62,791	59,810
Amortization of intangible assets	8,961	9,797
Amortization of deferred financing costs	209	238
Share-based compensation	5,601	6,315
Accretion on environmental contingencies	716	542
Accretion on asset retirement obligations	941	676
Deferred income taxes	8,439	20,666
Changes in assets and liabilities, net of acquisitions:
Receivables	(11,541)	(5,605)
Inventories	(4,450)	1,146
Rental merchandise in service	(14,002)	7,079
Prepaid expenses	2,623	(2,000)
Accounts payable	13,646	(6,458)
Accrued liabilities	6,890	18,040
Prepaid and accrued income taxes	(6,130)	(15,360)
Net cash provided by operating activities	194,619	211,571

Cash flows from investing activities:
Acquisition of businesses	(3,635)	(30,714)
Capital expenditures	(91,808)	(103,526)
Other	1,269	54
Net cash used in investing activities	(94,174)	(134,186)

Cash flows from financing activities:
Proceeds from loans payable and long-term debt	9,388	14,033
Payments on loans payable and long-term debt	(113,247)	(9,524)
Proceeds from exercise of Common Stock options, including excess tax benefits	5,880	5,488
Taxes withheld and paid related to net share settlement of equity awards	(3,527)	(3,332)
Payment of cash dividends	(2,860)	(2,851)
Net cash (used in) provided by financing activities	(104,366)	3,814

Effect of exchange rate changes	(1,789)	(3,843)

Net (decrease) increase in cash and cash equivalents	(5,710)	77,356
Cash and cash equivalents at beginning of period	197,479	120,123

Cash and cash equivalents at end of period	$191,769	$197,479

(1) Unaudited